Exhibit 99.1

ACTIVE POWER ANNOUNCES THIRD QUARTER RESULTS

AUSTIN, Texas (October 26, 2005) -- Active Power, Inc. (NASDAQ: ACPW) today announced results for its third quarter ended September 30, 2005.  Revenue for the third quarter of fiscal 2005 was $4.5 million, up 11% from the same period last year and down 3% from the previous quarter.

Net loss for the third quarter of 2005 was $5.2 million, or 11 cents per share, compared to a net loss of $10.9 million, or 26 cents per share, for the same period last year and a net loss of $5.6 million, or 12 cents per share in the second quarter of 2005.  The 2004 results included a $4.8 million litigation settlement.

Cash and investments usage for the quarter was $6.8 million, as compared to $5.9 million for the same period last year.  This expected increase in cash and investments usage during the quarter is attributed to the settlement of a sales tax audit and the renewal of the Company’s director and officer liability insurance.  Cash and investments at September 30, 2005 were $48.4 million.

“We achieved positive gross margin in the third quarter due in large part to the continued growth of our direct channel business,” said Joe Pinkerton, Chairman and CEO of Active Power.  “Orders for our megawatt-class UPS increased sharply last quarter and we expect this segment of our business to expand over the next several quarters.  We achieved our 60% cost reduction target for CoolAir™ DC and remain on schedule to commercially launch this product at an industry event next month.  To that end, we recently engaged 12 manufacturer’s representative firms that will focus on selling our CoolAir units in North America.”

Business Highlights:

•

Announced in August the receipt of a 5.4 MVA megawatt-class UPS order from Caterpillar that will be used to protect the state-of-the-art high speed printing operation of a large communications company in the Southeast United States.  This order is the largest single megawatt-class UPS order received to date.  We now believe this order will be shipped in the first half of next year.

•	Achieved positive gross margin for the quarter due primarily to an increase of sales through our Active Power branded channel.

•

Completed the engagement of 12 manufacturer’s representative firms that will sell our CoolAir product throughout North America.  We have trained seven of these groups and anticipate having over 20 representative firms enlisted and trained by the end of this year.

•

Engaged Numeric Power Systems, Ltd. to distribute our CleanSource® DC flywheel products in India, where the demand for robust backup power is rapidly expanding.  Numeric Power Systems is the leading UPS manufacturer in India.

•	Achieved launch target by reducing the cost per unit energy of CoolAir DC by 60% since Q3 2004. Over the past two years the cost per unit energy of CoolAir DC has decreased by a factor of 14.

•	Shipped 2 MVA of megawatt-class CleanSource® UPS to a food processing facility in Northern Africa. This order was announced in June of this year.

•

Shipped systems to eight different governmental agencies around the world.  We also shipped multiple units to healthcare, broadcast and datacenter customers, which continue to be strong markets for our systems.

•	Shipped 3 MW of CleanSource DC products to customers in Q3. Sales of our DC flywheel solution during 2005 have remained strong.

•

Shipped a mobile and containerized continuous power system, which integrates an Active Power CleanSource flywheel UPS, diesel engine generator and transfer switch, for use at the Chinese National Olympics.

•	Continued our strong international presence with shipments to seven countries. International sales constituted 62% of revenue in Q3.

Outlook:

Active Power expects Q4 2005 revenue to be approximately $4.5 to $5.5 million, and Q4 earnings per share to be a loss of approximately 10 to 12 cents.  We expect cash and investments usage in Q4 to be in the range of $4.0 to $5.0 million.

Conference call:
The Company will host a conference call today, Wednesday, October 26, at 11:00 a.m. Eastern Time, to further review the Company’s fiscal Q3 results.  A replay of the webcast will be available until November 10th.  Investors may access the live broadcast and replay through our web site: www.activepower.com.

About Active Power:
Active Power, Inc.  (www.activepower.com) designs, manufactures and markets battery-free power quality products that provide the consistent, reliable electric power required by today’s digital economy.  An ISO 9001-certified company, Active Power is the first to commercialize a flywheel energy storage system, CleanSource®, that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations. Active Power has also recently developed a new battery-free extended runtime product line (CoolAir™) based on its proprietary thermal and compressed air storage technology.

Cautionary Note Regarding Forward-Looking Statements:
This release may contain forward-looking statements that involve risks and uncertainties.  Among the important factors that could cause actual results to materially differ from those in the forward-looking statements are: the potential for significant losses to continue; inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; our dependence on our relationship with Caterpillar®; competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights; potential future acquisitions; potential Sarbanes-Oxley Section 404 compliance issues; the volatility of our stock price regardless of our actual financial performance;  and other factors detailed in our filings with the Securities and Exchange Commission.  Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us.  Active Power expressly disclaims any obligation to release publicly any updates or revisions to the information contained in this press release or to update or revise any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Active Power and our Active Power logo and CleanSource are registered trademarks of Active Power, Inc.  All other trademarks are the properties of their respective companies.

Active Power Contacts:
Michael Chibib, Investors, 512.744.9453, mchibib@activepower.com
Derek Jones, Corporate Communications, 512.744.9210, djones@activepower.com

ACTIVE POWER, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Product revenue	$3,980	$3,684	$11,068	$9,682
Service and spares revenue	536	390	1,560	1,347

Total revenue	4,516	4,074	12,628	11,029
Operating expenses:
Cost of product revenue	3,984	4,066	11,348	11,978
Cost of service and spares revenue	501	407	1,542	1,427
Research and development	2,793	2,693	7,831	7,317
Selling, general & administrative	2,912	3,109	10,061	8,580
Litigation settlement expense	—	4,800	—	5,080
Amortization of deferred stock compensation	—	—	—	34

Total operating expenses	10,190	15,075	30,782	34,416

Operating loss	(5,674)	(11,001)	(18,154)	(23,387)
Interest income	416	163	1,212	832
Other income (expense)	(80)	(92)	(141)	(93)
Gain due to change in market value of investment rights	150	—	964	—

Net loss	$(5,188)	$(10,930)	$(16,119)	$(22,648)

Net loss per share, basic & diluted	$(0.11)	$(0.26)	$(0.34)	$(0.53)
Shares used in computing net loss per share, basic & diluted	48,693	42,559	47,810	42,389
Comprehensive loss:
Net loss	$(5,188)	$(10,930)	$(16,119)	$(22,648)
Unrealized gain (loss) on investments in marketable securities	(48)	210	(91)	(193)
Realized loss on marketable securities	84	78	91	78

Comprehensive loss	$(5,152)	$(10,642)	$(16,119)	$(22,763)

ACTIVE POWER, INC.
CONDENSED BALANCE SHEETS
(Thousands)

	September 30, 2005	December 31, 2004

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,955	$17,625
Restricted cash	116	741
Short-term investments in marketable securities	32,351	21,308
Accounts receivable, net	4,727	4,143
Inventories	5,028	3,966
Prepaid expenses and other	718	1,028

Total current assets	54,895	48,811
Property and equipment, net	7,485	7,829
Intangible assets, net	641	725
Long-term investments in marketable securities	3,974	6,001
Deposits and other	187	—

Total assets	$67,182	$63,366

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,302	$1,649
Accrued expenses	3,876	3,410
Deferred revenue	317	214

Total current liabilities	6,495	5,273
Stockholders’ equity:
Common stock	49	43
Treasury stock	(5)	(2)
Additional paid-in capital	234,647	215,937
Accumulated deficit	(173,917)	(157,798)
Other accumulated comprehensive income	(87)	(87)

Total stockholders’ equity	60,687	58,093

Total liabilities and stockholders’ equity	$67,182	$63,366

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